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                                                                    Exhibit 12.1


                      U.S. Can Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges

                                       Pro Forma
                                      Six Months          For the
                                        Ended         Six Months Ended         As of and for the Fiscal Year Ended
                                      ----------    -------------------                    December 31,
                                       June 29,     June 29,   June 30,    ---------------------------------------------
                                         2003         2003      2002        2002      2001      2000      1999     1998
                                      ----------    --------   --------    ------    ------    ------    ------   ------
Pretax Income                            (7.6)        (2.2)     (5.2)      (15.9)    (63.4)    (16.5)     35.0    (13.2)
Add:  Fixed Charges                      40.2         34.8      34.2        68.3      70.1      45.9      32.1     37.8
Less: Preferred Stock Dividend
        Requirements of majority
        owned unconsolidated
        subsidiaries                      4.1          4.1       3.7         7.7       7.0       1.6         -        -
                                         ----         ----      ----        ----     -----      ----      ----    -----
      Total                              28.5         28.5      25.3        44.7      (0.3)     27.8      67.1     24.6
                                         ====         ====      ====        ====     =====      ====      ====    =====

Fixed Charges
      Total Interest, including
        capitalized interest and
        amortization of deferred
        financing costs                  33.7         28.3      27.9        55.4      57.3      40.5      29.9     35.0
      Rental Expense representative
        of an interest factor             2.4          2.4       2.6         5.2       5.8       3.8       2.2      2.8
      Preferred Stock Dividend
        Requirements of majority
        owned unconsolidated
        subsidiaries                      4.1          4.1       3.7         7.7       7.0       1.6         -        -
                                         ----         ----      ----        ----     -----      ----      ----    -----
      Total Fixed Charges                40.2         34.8      34.2        68.3      70.1      45.9      32.1     37.8
                                         ====         ====      ====        ====     =====      ====      ====    =====

Ratio of Earnings to Fixed Charges        0.7          0.8       0.7         0.7       0.0       0.6       2.1      0.7
                                         ----         ----      ----        ----     -----      ----      ----    -----